                                                                   EX-99.B(j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the C&B Mid Cap Value Fund, Common Stock Fund, Mid Cap Growth Fund, Small Cap Growth Fund, Small Cap Opportunities Fund, Small Cap Value Fund, Discovery Fund, Enterprise Fund, Mid Cap Disciplined Fund, Opportunity Fund, Small Cap Disciplined Fund, Small/Mid Cap Value Fund, Specialized Financial Services Fund, Specialized Health Sciences Fund, and Specialized Technology Fund dated December 18, 2006, incorporated herein by reference, a total of fifteen funds of Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 28, 2007